INVESTIGATION AND REPORT

                                    ON

                    PHASE I ENVIRONMENTAL RISK AUDIT (ERA)

             PROPOSED SENIOR RETIREMENT COMMUNITIES, INC., PROPERTY
                COMMERCIAL SUBD.OWNED BY PATTERSON INSURANCE CO.
                               BRANDON BLVD.
                          BOSSIER CITY, LOUISIANA


                                  FOR:

                    MRS.  JOANNE M. CALDWELL, PRESIDENT
                    SENIOR RETIREMENT COMMUNITIES, INC.
                             507 TRENTON ST.
                          West Monroe, LA 71291
                             (318) 325-5462


                                   BY
                           KARL M. WALLACE, P.E.
                          ENVIRONMENTAL ENGINEER

                             ROUTE 2 BOX 163B
                           DOWNSVILLE, LA 71234
                             (318)-396-2197

                            December 23, 1997

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                          KARL M. WALLACE, P.E.
                         ENVIRONMENTAL ENGINEER
                            ROUTE 2 BOX 163B
                          DOWNSVILLE, LA 71234
                             (318)-396-2197
                           December 23, 1997


Mrs. Joanne M. Caldwell, President
Senior Retirement Communities, Inc.
507 Trenton St.
West Monroe, LA 71291

Re:    Phase I Environmental Risk Audit (ERA)
       Proposed Senior Retirement Communities, Inc., Property
       Commercial Subdivision owned by Patterson Insurance Co.
       Brandon Blvd.
       Bossier City, LA 71112

A.     SCOPE:

The scope of this Environmental Risk Audit (ERA) consists of a general site inspection, review of the site's history, review of Public Records, and contacts with people familiar with the site to determine if there is any environmental problem or liability. The site is located on the South side of U. S. Highway 80, at the South end of Swan Lake Road as it ends at Brandon Blvd..

B.     REFERENCES:

B.1 "Standard Building Code" by Southern Building Code Congress International, Inc., 1994 edition.

B.2    The following Federal Rules and Regulations:

       1.  Solid Waste Disposal Act (SWDA) of 1976, as amended.

       2. U. S. Environmental Protection Agency (EPA) Implementing Regulations 40 CFR Parts 50, 51, 52 & 61(CAA),Parts 100-149 and Parts 240-265.

       3.  Federal Water Pollution Control Act of 1972, as amended.

B.3   The following Louisiana Rules and Regulations:

      1.  La. Administrative Code, Volumes 11 & 12, Air Quality.

      2.  La. Administrative Code, Volume 13, Hazardous Waste.

      3. La. Administrative Code, Volume 14, Solid Waste, Underground Storage Tanks, Water Resources.

      4.  La. Administrative Code, Volume 15, Nuclear Energy.

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C.    INVESTIGATION:

C.1 Mrs. Joanne Caldwell retained this firm to conduct a Phase I Environmental Risk Audit (ERA) of subject property before finalizing property development. At the date of this investigation, the site contained a minimum of vegetation with grass cover..

C.2   Information relative to the ERA is as follows:

C.2.1 Location: The site investigated is more specifically described in the attached legal description (See Attachment #1).

C.2.2 Visual Site Reconnaissance: A visual inspection was performed at the site on December 23, 1997.

C.2.3 Records Search: A records search was conducted on Public Records contained in the Clerk of Court and Tax Assessors Office in the Bossier Parish Courthouse.

C.2.4 Review of Past and Present Land Use: A review was made of aerial photos owned by the Bossier Parish Office of the Soil Conservation Service, United States Department of Agriculture.

C.2.5 Soil Survey: A brief soil survey was conducted on the site to determine the suitability of this site to have supported extensive agriculture in it's history.

C.3 Adequate data was obtained to construct a current and historical review of the site.

D.    DISCUSSION:

D.1 General: The Environmental Risk Audit (ERA) is an investigation of the site to determine if contaminants are present.

D.1.1 Records Search: Detailed ownership history was studied from the public record including prior use and activities and descriptions of the property and adjacent pertinent property. Property descriptions and chain-of-title records were reviewed. The site has had minor agricultural use. Aerial photographs confirm this use of the site. Interviews with public employees confirm the same site usage.

D.1.2 Visual Inspection: Attention was given to readily apparent environmental indicators. Particular concerns were distressed vegetation, ground stains, trash, landfills, noxious odors, depressions, and evidence of any below grade tanks or other potential contaminant sources. None were evident. Contact was made and veification was given by Officials of the Louisiana Department of Environmental Quality that no enviromental hazards existed on the site.

D.1.3 Soil Suitability for Farming: The site contains Gallion silt loam, a high silt content soil with less than 3 percent slopes. This soil has excellent potential for cultivated crops and has only slight limitations for this use. It has fair potential for most urban uses-, low strength and shrinkswell potential are minor but correctable limitations to use. It is very likely that the site was used for extensive farming. The likelihood of pesticide and herbicide residues is minor.

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                                  -3-


D.1.4 Check for Specific Contaminants: The specific contaminants of interest in this report were asbestos, lead-based paint, volatile organic compounds such as methyl ethyl ketone, semivolatile organic compounds such as o-Cresol, pesticides/herbicides/PCB's such as toxaphene, and metals/inorganic compounds such as mercury. No evidence appeared to require specific tests for these contaminants.

E. CONCLUSION: Based on this investigation, which was performed according to generally accepted standards in the profession, the site does not appear to have any detectable contaminants.

F. RECOMMENDATIONS: It is the recommendation of this report that after evaluation of all data, there is no need for further soil or groundwater studies or chemical analysis on soil and groundwater samples at this site. The ERA concludes there is no resonable evidence to suggest existing or potential environmental impairment

G.    LIABILITY:

G.1 This report is not a certification and in no way implies or envokes any warranty or guaranty.

G.2 In as much as the visual inspection of a site requires that certain assumptions be made regarding prior and existing conditions, and because some of these assumptions cannot be verified without expending great sums of additional money, or destroying otherwise adequate or serviceable portions of the site, the Engineer and his agents are not liable for claims, damages, losses, and expenses including attoney's fees arising out of or resulting from any subsequent discovery of contaminants not specifically discussed herein, acts of God, or any cause not attributable to Professional Design negligence.

                               END OF REPORT


/S/KARL M. WALLACE
KARL M. WALLACE, P.E.
Consulting Engineer

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[PLAT OF SUBJECT PROPERTY]

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[PLAT OF SUBJECT PROPERTY]

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                                12/31/97
                          PROPERTY DESCRIPTION

A certain lot or parcel of land lying in and being a portion of Lot 1 of the Brandon Square Subdivision located in Sections 23 & 24, Township 18 North, Range 13 West, Bossier Parish, Louisiana containing 6.00 acres, more or less and being more particularly described as follows:

Commence at the Southwest corner of Lot 2 of said Brandon square Subdivision and run South 69 degrees 28 minutes 25 seconds West along the South right-of-way line of Brandon Boulevard for a distance of 64.30 feet to the POINT OF BEGINNING; thence from said POINT OF BEGINNING run South 00 degrees 32 minutes 59 seconds West parallel with the East line of Lot 1 of said subdivision for a distance of 321.51 feet; thence run South 69 degrees 28 minutes 25 seconds West parallel with the North side of said Lot 1 for a distance of 376.33 feet; thence run South 16 degrees 19 minutes 15 seconds East for a distance of 199.59 feet; thence run South 73 degrees 40 minutes
45 seconds West for a distance of 311.76 feet; thence run due North for a distance of 165.48 feet; thence run North 19 degrees 21 minutes 49 seconds East for a distance of 115.11 feet; thence run North 70 degrees 43 minutes 26 seconds West for a distance of 178.16 feet; thence run due North for a distance of 26.61 feet to a point located on the Easterly right-of-way of Brandon Boulevard, thence run North 31 degrees 20 minutes 55 seconds East along the Easterly right-of-way of said Brandon Boulevard for a distance of
152.10 feet; thence run North 69 degrees 28 minutes 25 seconds East along the Southerly right-of-way of said Brandon Boulevard and along the Northerly side of said Lot 1 for a distance of 693.53 feet to the POINT OF BEGINNING.

NOTE: This description was prepared from plats furnished me and does not reflect a survey upon the ground as per date shown hereon.


                                         STATE OF LOUISIANA
                                          LAWSON LEE MASON
                                           REG. No. 4404
                                             REGISTERED




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